EXHIBIT 23(m)
                             FIRST PACIFIC MUTUAL FUND, INC.

                                   AMENDED AND RESTATED
                                    DISTRIBUTION PLAN

      WHEREAS, First Pacific Mutual Fund, Inc. (the "Corporation") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act").

      WHEREAS, Hawaii Municipal Fund series and First Pacific Low Volatility Fund series are series of the Corporation operated as open-ended, non-diversified management investment companies and all references to any series of the Corporation will be called the "Fund" unless expressly noted otherwise.

      WHEREAS, each Fund intends to act as a distributor of its shares of capital stock as defined in Rule 12b-1 under the Act, and the Board of Directors of the Corporation has determined that there is a reasonable likelihood that adoption of this Distribution Plan will benefit each Fund and its shareholders.

      NOW THEREFORE, the Corporation hereby adopts this Distribution Plan for each Fund (the "Plan") in accordance with Rule 12b-1 under the Act and containing the following terms and conditions:

      1.	Each Fund may finance activities which are primarily intended to result in the sale of its shares in accordance with this Plan. The expenses of such activities ("Distribution Expenses") shall not exceed .25 of one percent (.25%) per annum of each Fund's average daily net assets.

      2.	The Distribution Expenses provided for in paragraph 1 of this Plan may be spent by each Fund on any activities primarily intended to result in the sale of each Fund's shares, including, but not limited to, compensation paid to and expenses incurred by officers, directors, employees or sales representatives of each Fund, or broker-dealers or other third parties, in consideration of their promotional and distribution services, which services may include assistance in the servicing of shareholder accounts produced by third parties, and may include promotional, travel, entertainment and telephone expenses, the printing of prospectuses, and reports for other than existing shareholders, preparation and distribution of sales literature, and advertising of any type.

      3.	This Plan shall not take affect until it has been approved by a vote of the Board of Directors of the Corporation, including the affirmative vote of at least a majority of those Directors who are not "interested persons" (as defined in the Act) of each Fund and have no direct or indirect financial interest in the operation of the Plan or in agreements related to the
Plan (the "Rule 12b1 Directors"), cast in person at a meeting called for voting on the Plan.

      4.	Any agreements related to this Plan shall be in writing, the form thereof must be approved by the Board of Directors (including the disinterested Directors), and may be terminated at any time in the manner provided for termination of this Plan in paragraph 7 below.

      5.	This Plan and agreements hereunder shall continue in effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

      6.	The persons authorized to direct the disposition of Distribution
Expenses paid or payable by each Fund pursuant to this Plan or any related agreement shall be the President of the Corporation or his designee. The President shall provide to the Corporation's Directors, and the Directors shall review at least quarterly, a written report of the Distribution Expenses so expended and the purposes for which such expenditures were made.

	7.	This Plan may be terminated at any time by vote of a majority of the
Rule 12b-1 Directors, or by vote of a majority of the outstanding voting securities of each Fund.

	8.	This Plan may not be amended to increase materially the limit upon
Distribution Expenses provided in paragraph 1 unless such amendment is approved by a vote of at least a majority of the outstanding voting securities of the Fund. In addition, this Plan may not be amended to change materially the nature of such Distribution Expenses provided in paragraph 2 hereof unless such amendment is approved in the manner provided for in paragraph 3 hereof.

	9.	While this Plan is in effect, the selection and nomination of
Directors who are not interested persons (as defined in the Act) of each Fund shall be committed to the discretion of the Directors who are not interested persons.

      10.	Each Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 6 hereof, for a period of not less than six (6) years from the date of this Plan, or the agreements or of such reports, as the case may be, the first two (2) years in an easily accessible place.

      11.	It is the opinion of the Corporation's Directors and Officers that the following are not expenses primarily intended to result in the sale of shares issued by each Fund: fees and expenses of registering each Fund as a broker-dealer or of registering an agent of each Fund under federal or state laws regulating the sale of securities, provided that no sales commission or "load" is charged on sales of shares of each Fund; and fees and expenses of preparing and setting in type each Fund's registration statement under the Securities Act of 1933. Should such expenses be deemed by a court or agency having jurisdiction to be expenses primarily intended to result in the sale of shares issued by each Fund, they shall be considered to be expenses contemplated by and included in this Distribution Plan, but not subject to the limitation prescribed in paragraph 1 hereof.

      IN WITNESS WHEREOF, the Corporation has executed this Distribution Plan on behalf of each Fund on the day and year set forth below.


                                    FIRST PACIFIC MUTUAL FUND, INC.


                                    By:  _____________________________________
                                           Terrence K.H. Lee, President

[Corporate Seal]

                                    Attest:  ___________________________________
                                               Lugene Endo Lee, Secretary


                                    Date:_____________________________________